                                                                    EXHIBIT 10.5

                                  OFFICE LEASE

                                    BETWEEN

   TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation
                                      and
             TCW REALTY FUND VB, a California limited partnership,
                             as Tenants in Common,

                                 the Landlord,


                                      AND


            DSL ENTERTAINMENT GROUP, INC., a California corporation


                                   the Tenant



                             Dated: April 25, 1995



                              For Premises Located
                          At 12300 Wilshire Boulevard
                         Los Angeles, California 90025

                               TABLE OF CONTENTS



1.     DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.     PREMISES DEMISED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.     TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

4.     SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

5.     RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

6.     INITIAL CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

7.     REPAIRS & ALTERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

8.     FIRE OR CASUALTY DAMAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.     INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

10.    WAIVER AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

11.    USE OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

12.    SIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

13.    ASSIGNMENT AND SUBLETTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

14.    EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

15.    WAIVER AND SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

16.    USE OF COMMON FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

17.    SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

18.    ENTRY OF LANDLORD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

19.    SUBSTITUTED PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

20.    SUBORDINATION AND ATTORNMENT; NONDISTURBANCE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

21.    ESTOPPEL CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

22.    BUILDING RULES AND REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

23.    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

24.    EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

25.    LANDLORD'S REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

26.    RIGHT OF LANDLORD TO CURE TENANT'S DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

27.    COMPLIANCE WITH LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

28.    BENEFIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

29.    PROHIBITION AGAINST RECORDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

30.    TRANSFER OF LANDLORD'S INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

31.    FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

32.    LANDLORD EXCULPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

33.    BUILDING RENOVATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

34.    ATTORNEYS' FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

35.    SURRENDER OF THE PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

36.    HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

37.    JOINT AND SEVERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

38.    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

39.    SUBMISSION OF LEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

40.    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

41.    HAZARDOUS MATERIALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

42.    LANDLORD'S RESERVATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

43.    PARKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

44.    ACKNOWLEDGEMENT AND DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

45.    DIRECTORY BOARD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

46.    OPTION TO RENEW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

47.    GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                  OFFICE LEASE



         This Lease is made as of April 25, 1995 (the "Date of Lease"), by TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation, and TCW REALTY FUND VB, a California limited partnership, as tenants in common (collectively, "LANDLORD"), and DSL ENTERTAINMENT GROUP, INC. ("TENANT").

         Landlord and Tenant, intending to be legally bound, and in consideration of their mutual covenants and all conditions of this Lease, covenant and agree as follows.


                             BASIC LEASE PROVISIONS

1.       DEFINED TERMS

         In this Lease the following terms have the meanings set forth below.

         1.1 PREMISES. Approximately 4,588 rentable square feet, known as Suite 400 and located on the fourth floor of the Building, as outlined on Exhibit A attached to and a part of this Lease.

         1.2 BUILDING. The building containing approximately 45,638 rentable square feet, and all future alterations, additions, improvements, restorations or replacements, with an address of 12300 Wilshire Boulevard, Los Angeles, California 90025.

         1.3     TERM.  Thirty-six (36) months.

         1.4     COMMENCEMENT DATE.  May 15, 1995, subject to Article 3.

         1.5     EXPIRATION DATE.  Thirty-six (36) months after the
Commencement Date.

         1.6 BASE RENT. $1.75 per rentable square foot of the Premises per month, payable in equal monthly installments of $8,029.00. There shall be no annual escalations of the Base Rent during the initial term of the Lease.

         1.7     SECURITY DEPOSIT.  $8,029.00.

         1.8 BASE YEAR. The Base Year for calculation of Operating Costs shall be calendar year 1995.

         1.9 TENANT'S PROPORTIONATE SHARE OF OPERATING COSTS. 10.053% of the Operating Costs as defined in Article 5 allocable to the Building, based upon the rentable square feet of the Premises, compared to the total rentable square feet of the Building.

         1.10    PERMITTED  USE.  General Office purposes.

         1.11    TENANT'S TRADE NAMES.     Not applicable.

         1.12    BROKER(S).  LANDLORD'S:           CB Commercial Real Estate
                                                   Group, Inc.
                              TENANT'S:            Equis of California.

         1.13    LANDLORD'S ADDRESS.               TCW Realty Advisors
                                                   865 South Figueroa Street
                                                   Suite 3400
                                                   Los Angeles, California
                                                   90017-2543
                                                   Attention:  Portfolio Manager

         1.14    TENANT'S ADDRESS:

                 before occupancy:                 after occupancy: the Premises
                 9150 Wilshire Blvd., #205
                 Beverly Hills, CA 90212

         1.15    PARKING.  fourteen (14) spaces on an unreserved basis.

         Exhibit A, Outline of Premises
         Exhibit B, Tenant Work Letter
         Exhibit C, Notice of Lease Term Dates
         Exhibit D, Rules and Regulations
         Exhibit E,  Intentionally  Omitted
         Exhibit F, Guarantee of Lease

2.       PREMISES DEMISED

         Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 1.1 ("Premises") on the terms and conditions set forth in this Lease. As used in this Lease, the term "Project" includes the Building, adjoining parking areas and garages, if any, and the surrounding land and air space which are the site and grounds for the Building and parking areas and garages.

3.       TERM

         The Term, Commencement Date and Expiration Date shall be as specified in Sections 1.3, 1.4, and 1.5, respectively. However, the Commencement Date shall be adjusted if necessary, and documented in the form of Exhibit C attached hereto, to the date the Premises are "Ready for Occupancy," as that term is defined in the Tenant Work Letter, attached hereto as Exhibit B, and the Expiration Date shall be adjusted accordingly. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Term, commencing on the Commencement Date. The terms and provisions of this Lease shall be effective as of the Date of this Lease.

4.       SECURITY DEPOSIT

         Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord in the amount set forth in Section 1.7, a security deposit for the performance of all of Tenant's obligations under this Lease. Upon expiration of the Term, Landlord shall (provided that Tenant is not in default under this Lease) return the security deposit to Tenant, less such portion as Landlord shall have appropriated to make good any default by Tenant. Landlord shall have the right, but not the obligation, to apply all or any portion of the security deposit to cure any Tenant default at any time, in which event Tenant shall be obligated to restore the security deposit to its original amount within ten (10) business days. Tenant hereby waives the provisions of
Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

5.       RENT

         5.1 Tenant agrees to pay the Base Rent set forth in Section 1.6 for each month of the Term, payable in advance on the first day of each month commencing with the Commencement Date, without any deduction or setoff whatsoever. If the Commencement Date is not the first day of a month, or if the Expiration Date is not the last day of a month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which this Lease commences or terminates. At the time of execution of this Lease, Tenant shall promptly pay the first month's rent due after the expiration of any rent credit period.

         In addition to Base Rent, Tenant shall pay Tenant's Proportionate Share of Operating Costs for each calendar year to compensate for changes in Landlord's Operating Costs. Landlord's Operating Costs for the Project shall be determined for the Base Year specified in Section 1.8. The rentable area in the Building and the rentable area in the Premises, and Tenant's Proportionate Share of the Operating Costs are set forth in Article 1. Base Rent and Tenant's Proportionate Share of Operating Costs are sometimes referred to herein collectively as the "Rent."

         "Operating Costs" shall be determined for each calendar year by taking into account on a consistent basis all costs of management, maintenance, and operation of the Project. Operating Costs shall include but not be limited to:
(i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Costs, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program;
(iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine; (iv) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (v) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Building, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Costs based on the portion of their working time devoted to the Building; (vi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; (vii) operation, repair, maintenance and replacement of all systems, equipment or facilities which serve the Building in the whole or in part; (viii) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, as its prime rate, plus 2% per annum) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Project; and (ix) all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary because of or in connection with the ownership, leasing and operation of the Project, including, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants; and (x) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation but which were not so required in connection with the Project at the time that permits for the construction of the Building were obtained provided, however, that each such permitted capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the building (the "Cost Pools"). The amount of all taxes payable under this Lease for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as "Base Taxes". If in any comparison year subsequent to the Base Year, the amount of Base Taxes decreases, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in all taxes payable under this Lease occurred, the Base Year shall be decreased by an amount equal to the decrease in Base Taxes. Such Cost Pools may included, but shall not be limited to, the office space tenants of the Building and the retail space tenants of the Building. If the Building is not fully occupied during all or a portion of the Base Year or a subsequent calendar year, the variable components of the Operating Costs as determined by Landlord shall be calculated as if the Building had been 95% occupied for the full calendar year. The following are not included in Operating Costs: property additions, alterations for tenants, leasing commissions, advertising, depreciation, interest, income taxes and administrative costs not specifically incurred in the management, maintenance and operation of the Project. Notwithstanding the foregoing definition of "Operating Costs," Tenant's Proportionate Share of Operating Costs shall not include costs incurred by Landlord to remove or remediate any asbestos materials from the Project.

         For each calendar year beginning after the Base Year, Tenant shall pay to Landlord on the first day of each and every month of this Lease one-twelfth (1/12th) of the Landlord's reasonable estimate of Tenant's Proportionate Share of the Operating Costs for that calendar year in excess of the actual Base Year Operating Costs.

         Within one hundred twenty (120) days after December 31 of each calendar year, or as soon thereafter as possible, the total of the Operating Costs for said calendar year just completed shall be determined on an accrual basis by Landlord.

         Landlord shall give Tenant notice of such determination, and Tenant within thirty (30) days thereafter shall pay to Landlord Tenant's Proportionate Share of the Operating Costs for such calendar year in excess of the Base Year Operating Costs, less the payments made by Tenant to Landlord during such calendar year for Operating Costs in excess of the Base Year Operating Costs, or if Tenant has overpaid such amount, Landlord shall credit any excess paid toward Tenant's next rental payment due. During the first and last years of the Term, Tenant's Proportionate Share of the Operating Costs shall be adjusted in proportion to the number of days of that calendar year during which this Lease is in effect over the total days in that calendar year.

         In addition to Tenant's Proportionate Share of Operating Costs, Tenant shall reimburse Landlord upon demand for any and all taxes required to be paid by Landlord when such taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises.

6.       INITIAL CONSTRUCTION

         Construction to be completed by Landlord will be in accordance with
Article 3. Landlord will not be obligated to construct or install any improvements or facilities of any kind other than those called for in Article
3. Landlord agrees to commence and complete the Tenant Improvements (as defined in Article 3). Upon termination of this Lease, Tenant shall deliver the Premises to Landlord in good condition, normal wear and tear excepted.

7.       REPAIRS & ALTERATIONS

                 (a) Landlord agrees to make all necessary repairs to the exterior walls, exterior doors, windows and corridors of the Building.
Landlord agrees to keep the Building in a clean, neat and attractive condition. Landlord agrees to keep all building standard equipment such as elevators, plumbing, heating, air conditioning and similar equipment in good repair (excluding, however, any plumbing in the Premises or any above Building-standard heating, air conditioning or lighting equipment in the Premises, which repair shall be Tenant's sole responsibility) but Landlord shall not be liable or responsible for breakdowns or temporary interruptions in service where reasonable efforts are used to restore service. Landlord agrees to make repairs, if necessary, to interior walls, floors and ceilings installed by Landlord resulting from any defects in construction.

                 (b) Tenant agrees that it will pay for the cost of all repairs to the Premises not required to be made by Landlord and Tenant is responsible for all redecorating, remodeling, alteration and painting required by Tenant during the Term. Tenant will pay for any repairs to the Premises or the Building made necessary by any negligence or carelessness of Tenant or its employees or persons permitted in the Building by Tenant, and will maintain the Premises in clean, neat and sanitary condition. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises under this Article 7 or otherwise, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record or Landlord, at its sole option, may immediately take all action necessary to release and remove such lien. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

                 (c) Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. The construction of the initial improvements to the

Premises shall be governed by the terms of the Tenant Work Letter, attached hereto as Exhibit B, and not the terms of this Article 7.

                 (d) Except to the extent Tenant requests and Landlord designates otherwise at the time Landlord approves such alterations, all or any part of the alterations (including without limitation, wall-to-wall carpet and wiring), whether made with or without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at its expense before the expiration of the Term or shall remain upon the Premises and be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance or injury. If Landlord requires the removal of all or part of any alterations, Tenant, at its expense, shall repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove the alterations upon Landlord's request, then Landlord may (but shall not be obligated to) remove them and the cost of removal and repair of any damage together with all other damages which Landlord may suffer by reason of the failure of Tenant to remove alterations, shall be charged to Tenant and paid upon demand.

                 (e) Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the applicable municipality, in conformance with Landlord's construction rules and regulations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations.

                 (f) The charges for such work performed by a contractor selected by Landlord shall be deemed Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord's option. Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall pay to Landlord a percentage of the cost of such work sufficient to compensate landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.

                 (g) In the event that Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 9 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord a co-obligee.

8.       FIRE OR CASUALTY DAMAGE

         If the Premises or any portion of the Project is damaged by fire or other cause without the fault or negligence of Tenant or its agents, Landlord shall diligently, and as soon as practicable after Landlord has discovered the full extent and nature of such damage, as well as the means necessary to repair such damage, and subject to delays caused by events beyond Landlord's reasonable control (including, without limitation, the settlement by Landlord of all insurance and lender and ground lessor claims relating to such damage or insurance proceeds relating thereto) (such date, including described extensions and delays, to be collectively referred to as the "DAMAGE DISCOVERY DATE") repair the damage at the expense of Landlord; provided, however, that Landlord may elect not to rebuild and/or restore the Premises or portion of the Project, and instead terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the Damage Discovery Date, such notice to include a termination date for Tenant to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred (200) days after the Damage Discovery Date or the Damage Discovery Date occurs during the last two (2) Lease Years; (ii) the holder of any mortgage on the Building or ground lessor with respect to the Project shall require that the insurance proceeds or any portion thereof be used to retire all or a portion of the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies; (iv) twenty percent (20%) or more of the rentable floor area of the Project is unusable, damaged or destroyed, or (v) in Landlord's sole and absolute discretion, twenty percent (20%) or more of the rentable floor area of the Project is unmarketable. If Landlord terminates this Lease, the Base Monthly Rent and Tenant's Proportionate Share of increases in Operating Costs (collectively, "PERIODIC RENT") shall be apportioned and paid to the date of termination. If Landlord does not so elect to terminate this Lease but the damage required to be repaired by Landlord is not repaired within two hundred (200) days from the Damage Discovery Date, either Landlord or Tenant, within thirty (30) days from the expiration of the two hundred (200) day period, may terminate this Lease by written notice to the other party. During the period that the damaged portion of the Premises is rendered untenantable by the damage, and provided the damage is not the consequence or the fault or negligence of Tenant or its agents, Periodic Rent shall be reduced by the ratio that the rentable square footage of the Premises thereby rendered untenantable bears to the total rentable square footage of the Premises, provided that (i) Tenant does not occupy or use such untenantable portion of the Premises during such rent abatement period, and
(ii) Tenant shall, within ten days after any event purportedly giving rise to rent abatement, give written notice to Landlord of Tenant's claim for rent abatement and the basis therefor, including the date and nature of the damage, the portion of the Premises so affected, and the date (if any) when Tenant vacated the Premises or portion thereof as a result of the damage. Notwithstanding the preceding provisions of this Section 8, there shall be no rent abatement under the terms of this Section 8 if, under the terms of this
Section 8, the abatement would be for a period of ten days or less. All injury or damage to the Premises or the Building resulting from the fault or negligence of Tenant or its agents shall be repaired by Tenant, at Tenant's expense, and Periodic Rent shall not abate. If Tenant shall fail to do so, or if Landlord shall so elect, Landlord shall have the right to make repairs to the standard tenant improvements, not including any tenant extras, Alterations, or personal property, and any expense incurred by Landlord, together with interest thereon at the rate specified in Section 25.3, shall be paid by Tenant upon demand. The provisions of this Lease, including this Section 8, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

9.       INSURANCE

         9.1 Tenant shall during the entire Term maintain the following insurance coverage:

                 (a) Commercial General Liability Insurance for personal injury and property damage claims arising out of Tenant's occupation or use of the Premises and from its business operations, and including liability arising under any indemnity set forth in this Lease in amounts of not less than $1 million for each occurrence and $2 million for all occurrences each year.

                 (b) Property damage insurance covering all Tenant's furniture, trade fixtures, office equipment, merchandise and other property in the Premises and all original and later-installed tenant improvements in the Premises. This insurance should be an "all risk" policy covering the full replacement cost of the items covered and including vandalism and malicious mischief and ordinary and earthquake sprinkler leakage coverage.

                 (c) The Tenant will maintain in force all required workers' compensation or other similar insurance pursuant to all applicable state and local statues and regulations.

Landlord shall have the right and option, but not the obligation, to maintain any or all of the insurance which is required in Section 9.1 to be provided by the Tenant if Tenant fails to maintain the insurance required in this Section
9.1. All costs of Tenant's insurance provided by the Landlord shall be obtained at Tenant's expense.

         9.2 The minimum insurance requirements set forth in this Lease shall not limit the liability of Tenant under this Lease. The Landlord, and any parties specified by the Landlord, shall be named as additional insureds under the Tenant's insurance. All insurance companies providing insurance pursuant to this Article shall be rated at least A-XII in Best's Key Rating Guide and shall be otherwise reasonably acceptable to Landlord and licensed and qualified to do business in the State of California. Insurance provided by the Tenant shall be primary as to all covered claims and any insurance carried by Landlord is excess and is non-contributing. Each Tenant's insurance policy must not be cancelable or modifiable except upon thirty (30) days prior written notice to Landlord and any specified mortgagee of Landlord. The insurance must also contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Copies of policies or original certificates of insurance with respect to each policy shall be delivered to the Landlord prior to the Commencement Date, and thereafter, at least thirty (30) days before the expiration of each existing policy.

         9.3 Landlord has the right at any time, but not the obligation, to change, cancel, decrease or increase any insurance required or specified under this Lease, but in no event shall any such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by comparable landlords in the vicinity of the Building. Landlord at its option may obtain any of the required insurance directly or through umbrella policies covering the Building and other assets owned by Landlord.

         9.4 Landlord and Tenant each release the other and their respective agents and employees from all liability to each other, or anyone claiming through or under them, by way of subrogation or otherwise, for any loss or damage to property caused by or resulting from risks insured against under this Lease, pursuant to insurance policies carried by the parties which are in force at the time of the loss or damage. Landlord and Tenant will each request its insurance carrier to include in policies provided pursuant to this Lease an endorsement recognizing this waiver of subrogation. The waiver of subrogation endorsement need not be obtained if it incurs an additional cost for the affected policy, unless following written notice, the other party elects to pay that additional cost to obtain the waiver of subrogation endorsement.

10.      WAIVER AND INDEMNIFICATION

         To the extent not prohibited by law, Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant indemnifies and holds Landlord harmless from all claims and all costs, including reasonable attorneys' fees, expenses and liabilities, except those caused by Landlord's negligence, arising or resulting from (a) any accident, injury, death, loss or damage to any person or to any property including the person and property of Tenant and its employees, agents, officers, guests, and all other persons at any time in the Building or the Premises or the common areas, (b) the occupancy or use of the Premises by the Tenant, or (c) any act or omission or negligence of Tenant or any agent, licensee, or invitee of Tenant, or its contractors, employees, or any subtenant or subtenant's agents, employees, contractors, or invitees.

11.      USE OF PREMISES

         The Premises are leased to Tenant for the sole purpose set forth in
Section 1.10 and Tenant shall not use or permit the Premises to be used for any other purposes without the prior written consent of Landlord, and shall not allow occupancy density of use of the Premises which is greater than the average density of the other tenants of the

Building. Tenant further covenants and agrees that it shall not use, or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations, attached hereto as Exhibit D, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Landlord shall not be responsible to Tenant for the nonperformance of any of such rules and regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the real property underlying the Project.

12.      SIGNS

         Landlord retains absolute control over the exterior appearance of the Building and Project and the exterior appearance of the Premises as viewed from the public halls and public areas. Tenant will not install, or permit to be installed, any drapes, furnishings, signs, lettering, advertising or any items that will in any way alter the exterior appearance of the Building or the exterior appearance of the Premises as viewed from the public halls and public areas.

13.      ASSIGNMENT AND SUBLETTING

         13.1 Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) (collectively, a "Transfer") the Premises, or any part thereof, nor shall any Transfer of this Lease or the right of occupancy be effected by operation of law or otherwise, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed; provided, however, that the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where, without limitation as to other reasonable grounds for withholding consent, either the transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or the transferee is either a governmental agency or instrumentality thereof, or the transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested. For purposes of the foregoing prohibitions, a transfer at any one time or from time to time of forty-nine percent (49%) or more of an interest in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity(ties) having an interest in ownership or control of Tenant at the Date of Lease shall be deemed to be a Transfer of this Lease. Notwithstanding the foregoing, however, neither an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, nor an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or transferee, and that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. If Landlord consents to the proposed Transfer, the initial Tenant and any guarantor shall remain liable under this Lease. Any Transfer without Landlord's written consent shall be voidable by Landlord and, at Landlord's election, constitute an "Event of Default," as that term is defined in Article 24 of this Lease. Neither the consent by Landlord to any Transfer nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further Transfer. Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums.

                 If Landlord consents to a Transfer under this Section 13.1, Tenant will pay Landlord's processing costs and attorneys' fees incurred in giving such consent. If, for any proposed Transfer, Tenant contracts to receive total rent or other consideration exceeding the total rent called for hereunder after deduction (amortized over the term of the assignment or sublease) of Tenant's reasonable costs for tenant improvements and free rent concessions (prorated by the ratio that the assignment or sublease term and square footage bears to the term and square footage of this Lease), Tenant will pay one-half of the excess to Landlord as additional rent promptly upon receipt.

         13.2 In the event of a proposed assignment or subletting, Landlord shall also have the right, by notice to Tenant, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the subleased portion of the Premises and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term.

14.      EMINENT DOMAIN

         In the event any portion of the Premises is taken from Tenant under eminent domain proceedings, Tenant shall have no right, title or interest in any award made for such taking, except for any separate award for fixtures and improvements installed by Tenant. If ten percent (10%) or more of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

15.      WAIVER AND SEVERABILITY

         15.1 The consent of Landlord in any instance to any variation of the terms of this Lease, or the receipt of Rent with knowledge of any breach, shall not be deemed to be a waiver as to any breach of any Lease covenant or condition, nor shall any waiver occur to any provision of this Lease except in writing, signed by Landlord or Landlord's authorized agent. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations and understandings, if any, between the parties hereto and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants and agreements of the parties relating in any manner to the Premises, and shall be considered to be the only agreement between the parties hereto and their representatives and agents.

         15.2 If any term or provision of this Lease or any application shall be invalid or unenforceable, then the remaining terms and provisions of this Lease shall not be affected.

16.      USE OF COMMON FACILITIES

         All elevators, stairways, halls and areas for the common use of all tenants in the Building shall be open to reasonable use at all reasonable times by Tenant, its customers, clients and employees.



17.      SERVICES

         17.1 Landlord shall furnish to the Premises throughout the Term (i) electricity, heating and air conditioning appropriate for the Tenant's use between 8:00 a.m. and 6:00 p.m., Monday through Friday, and between 9:00 a.m. and 1:00 p.m. on Saturday, except for legal holidays, observed by the federal government, (ii) reasonable janitorial service, (iii) regular trash removal from the Premises, (iv) hot and cold water from points of supply, (v) restrooms as required by applicable code, and (vi) elevator service, provided that Landlord shall have the right to remove such elevators from service as may be required for moving freight or for servicing or maintaining the elevators or the Building. The cost of all services provided by Landlord shall be included within Operating Costs, unless charged directly (and not as a part of Operating Costs) to Tenant or another tenant of the Building. Landlord agrees to furnish landscaping and grounds maintenance for the areas used in common by the tenants of the Building. Services shall be furnished by Landlord and reimbursed by Tenant as part of Operating Costs; however, Landlord shall be under no responsibility or liability for failure or interruption in such services caused by breakage, accident, strikes, repairs or for any other causes beyond the control of Landlord, nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish service shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

         17.2 If Tenant requires or requests that the services to be furnished by Landlord (except Building standard electricity and elevator service) be provided during periods in addition to the periods set forth in
Section 17.1, then Tenant shall obtain Landlord's consent and, if consent is granted, shall pay upon demand the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply or meter such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption.
Landlord may, from time to time during the Term, set a per hour charge for after-hours service which shall include the cost of utility service, labor costs, administrative costs and a cost for depreciation of the equipment used to provide after-hours service.

         17.3 All telephone, electricity, gas, heat and other utility service furnished to the Premises shall be paid for by Tenant except to the extent the cost is included within Operating Costs. Landlord reserves the right to separately meter or monitor the utility services provided to the Premises. The cost of any meter shall be borne by Tenant.

18.      ENTRY OF LANDLORD

         Landlord reserves the right to enter upon the Premises at all reasonable times and reserves the right, during the last nine (9) months of the Term, to show the Premises at reasonable times to prospective tenants and to affix for lease/rent signs to the Building at the Landlord's discretion.

19.      SUBSTITUTED PREMISES

         Landlord reserves the right on thirty (30) days written notice to Tenant to substitute other premises within the Building for the Premises for all uses and purposes as though originally leased to Tenant by this Lease. The substituted premises shall contain at least the same square footage as the original Premises without increase of Rent. Landlord shall pay all reasonable moving expenses of Tenant incidental to the substitution of premises.

20.      SUBORDINATION AND ATTORNMENT; NONDISTURBANCE AGREEMENT

         20.1 This Lease is subject and subordinate to all ground or underlying leases and to any first mortgage(s) which may now or hereafter affect those leases or the land and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, Tenant shall execute promptly any instrument that Landlord or any first mortgagee may request confirming subordination. Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such instrument on behalf of Tenant. Before any foreclosure sale under a mortgage, the mortgagee shall have the right to subordinate the mortgage to this Lease, and, in the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord's interest under this Lease. Tenant shall, upon the request of a mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any mortgage to this Lease or Tenant's attornment to the purchaser.

         20.2 At such time as Landlord attempts to obtain financing secured by a mortgage or trust deed encumbering the Project, Landlord shall use diligent efforts to obtain a written agreement (the "Non-Disturbance

Agreement") from the lender (the "Lender") providing such financing providing that so long as Tenant timely pays Rent due under this Lease, and is not otherwise in default under this Lease, Lender will not disturb Tenant's possession under this Lease. In no event shall Landlord be obligated in using diligent efforts to obtain a Non-Disturbance Agreement: (i) to incur any costs or expenses, including without limitation, attorneys' fees and costs; (ii) to accept less favorable terms or conditions for any financing (as determined by Landlord in its sole and absolute discretion) in order to obtain such Non-Disturbance Agreement, (iii) pay any amount to the Lender, including without limitation, attorneys' fees and costs which the Lender may otherwise charge in connection with such Non-Disturbance Agreement; or (iv) amend this Lease. The Non-Disturbance Agreement may be subject to such conditions and limitations upon the rights of Tenant in the event of succession by Lender, and upon the obligations of Lender, as Lender may deem appropriate. Tenant acknowledges that Landlord may not compel Lender to sign any Non-Disturbance Agreement nor to agree to any specific terms in any Non-Disturbance Agreement. Consequently, Tenant agrees that Landlord's only obligation under this subparagraph shall be to use diligent efforts to obtain a Non-Disturbance Agreement as provided above, and if Landlord fails to obtain a Non-Disturbance Agreement (or one which is acceptable to Tenant), such failure shall not excuse Tenant from its obligations under any provision of this Lease, including, without limitation, the provisions of Section 20.1, nor shall such failure give rise to any claim, rental offset or deduction, or cause of action by Tenant against Landlord, nor shall the Lease be terminated by reason thereof.

21.      ESTOPPEL CERTIFICATES

         Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and
(ii) acknowledging that there are not, to Tenant's knowledge, any uncured Landlord defaults, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer of the Premises. Tenant's failure to deliver this statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance, and (iii) that not more than one month's Base Rent has been paid in advance. If Landlord desires to finance or refinance the Premises, or any part thereof, Tenant agrees to deliver to any lender designated by Landlord such financial statements of Tenant as may be reasonably required by that lender, including the past three years' financial statements. All such financial statements shall be received by Landlord in confidence and shall be used only for the specified purposes.

22.      BUILDING RULES AND REGULATIONS

         Tenant agrees to abide by all rules and regulations of the Building imposed by Landlord. These regulations, presented as Exhibit D, are imposed for the cleanliness, good appearance, proper maintenance, good order and reasonable use of the Premises and the Building, and as may be reasonably necessary for the proper enjoyment of the Building by all tenants and their clients, customers and employees. The rules and regulations may be changed from time to time by the Landlord on reasonable notice to Tenant.

23.      NOTICES

         All notices or other communications between the parties shall be in writing and shall be deemed duly given, if delivered in person, or upon the earlier of receipt, if mailed by certified or registered mail, or three (3) days after certified or registered mailing, return receipt requested, postage prepaid, addressed and sent to the parties at their addresses set forth in Sections 1.13 and 1.14. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

24.      EVENTS OF DEFAULT

         Each of the following shall constitute an "Event of Default:" (i) Tenant fails to pay Rent or any other charge required to be paid under this Lease when due, (ii) Tenant fails to observe or perform any other term, condition or covenant binding upon or obligating Tenant within ten (10) days after notice from Landlord, (iii) Tenant abandons the Premises; (iv) Tenant or any guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises or all or substantially all of Tenant's or guarantor's assets is appointed, (v) Tenant or any guarantor files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or any guarantor and is not discharged by Tenant or the guarantor within sixty (60) days, (vi) any guarantor repudiates or breaches its guarantee in any way, or (vii) Tenant fails to occupy the Premises within ten (10) business days after the Premises are substantially completed.

25.      LANDLORD'S REMEDIES

         25.1 Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

                 (a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

                          (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

                          (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                          (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                          (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

                          (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 25.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, including, without limitation, late charges and interest. As used in Sections 25.1(a)(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Section 25.3, below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 25.1(a)(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

                 (b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

         25.2 Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 25, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

         25.3 If Tenant fails to pay any Rent within five (5) days after the Rent becomes due and payable, Tenant shall pay to Landlord a late charge of ten percent (10%) of the amount of overdue Rent. Notwithstanding the preceding sentence, Tenant shall not be required to pay a late charge for the first time that Tenant fails to pay any Rent within five days after the Rent payment became due; thereafter however, a late charge shall apply to any late payment of Rent in accordance with the preceding sentence. In addition, any late Rent payment shall bear interest from the date that Rent became due and payable to the date of payment by Tenant at the interest rate of fifteen percent (15%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. Late charges and interest shall be due and payable within two (2) days after written demand from Landlord.

26.      RIGHT OF LANDLORD TO CURE TENANT'S DEFAULT

         If an Event of Default occurs, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the expense, together with interest, at the interest rate set forth in Section 25.3, to Tenant. Payment for the cure shall be due and payable by the Tenant upon demand; however, the making of any payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

27.      COMPLIANCE WITH LAW

         Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building's life safety system. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

28.      BENEFIT

         Subject to the provisions of Section 9 hereof, the rights, duties and liabilities created hereunder shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

29.      PROHIBITION AGAINST RECORDING

         Except as provided in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

30.      TRANSFER OF LANDLORD'S INTEREST

         Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the security deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

31.      FORCE MAJEURE

         Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the "Force Majeure"), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, and Tenant's obligations under Articles 11 and 27 of this Lease notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay, or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

32.      LANDLORD EXCULPATION

         It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Project and Building, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.



33.      BUILDING RENOVATIONS

         Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Building and/or the Premises, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, and (iii) installing new carpeting, lighting, and wall coverings in the building common areas. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable, to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

34.      ATTORNEYS' FEES

         If either party commences litigation against the other for the specific performance of this Lease, for damages for breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorney's fees as may have been incurred.

35.      SURRENDER OF THE PREMISES

         Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant's personal property or trade fixtures from the Premises, except for reasonable wear and tear and loss by fire or other casualty not caused by Tenant or its agents. Any of Tenant's personal property left on or in the Premises, the Building or the common areas after the Expiration Date or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord's option, title shall pass to Landlord under this Lease.

36.      HOLDING OVER

         In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Rent shall be one hundred fifty percent (150%) of the monthly Rent in effect during the last month of the Term. If Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the State of California. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of holding over.

37.      JOINT AND SEVERAL

         If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

38.      GOVERNING LAW

         This Lease shall be construed and enforced in accordance with the laws of the State of California.

39.      SUBMISSION OF LEASE

         Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

40.      BROKERS

         Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 1.12 (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers. The terms of this Article 40 shall survive the expiration or earlier termination of the Term.

41.      HAZARDOUS MATERIALS

         41.1 As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any federal, state or local laws or regulations including, without limitation, petroleum-based products, printing inks, acids, pesticides, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

         41.2 Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises or the Project by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees. Tenant shall indemnify, defend and hold Landlord harmless from all actions (including, without limitation, remedial or enforcement actions of any kind, and administrative or judicial proceedings and orders or judgments), costs, claims, damages, (including punitive damages), expenses (including, attorneys', consultants' and experts' fees, court costs) amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses arising from a breach of this prohibition by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees. Upon expiration or earlier termination of this Lease, Tenant shall cause any Hazardous Materials arising out of or related to the use or occupancy of the Premises by Tenant or its agents, affiliates, customers, employees, business associates or assigns to be removed from the Premises and the Project and properly transported for use, storage or disposal in accordance with all applicable laws, regulations and ordinances.

42.      LANDLORD'S RESERVATIONS

         In addition to the other rights of Landlord under this Lease, Landlord reserves the right (i) to change the street address and/or name of the Building without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises.

43.      PARKING

         Tenant shall receive the use of the number of parking spaces set forth in Section 1.15 upon Tenant's compliance with all parking rules and regulations and upon payment of prevailing parking rates as in effect from time to time, provided however, if at any time during the Term, Tenant ceases to pay for one or more of the parking spaces provided to Tenant under Section 1.15, then Tenant shall have no further right to rent such unused spaces except as provided in the following sentence. Tenant shall have the right to lease from Landlord for the Tenant's use, additional spaces at the prevailing market rates established from time to time by Landlord, as and when available to Tenant by Landlord. The current parking rates charged by Landlord are $93.50 for unreserved spaces and $132.00 for reserved spaces, inclusive of city parking taxes

44.      ACKNOWLEDGEMENT AND DISCLAIMER

         Landlord does not make any representations, warranties, promises or statements, express or implied, as to the possible impact of the January 17, 1994 earthquake, or any subsequent seismic activity, on the structural integrity of the Building. Landlord has made available to Tenant copies of written reports regarding the Building which Landlord received after the January 17, 1994 earthquake from EQE International ("EQE"), and from John A. Martin and Associates ("JAMA"). In addition, Landlord has disclosed to Tenant that additional inspections and tests are being undertaken by JAMA at this time. Written results of such tests will be available for Tenant's review after receipt by Landlord from JAMA. The EQE and JAMA reports are available to Tenant solely as an accommodation to Tenant with Tenant's express acknowledgement that Tenant will use the reports at Tenant's own risk. The reports have been prepared by EQE and JAMA, which are both outside consultants retained on Landlord's behalf, and the reports are based solely upon work undertaken by or at the direction of EQE or JAMA in accordance with a specific scope of work prepared by them. The reports contain the professional opinions of EQE or JAMA, and do not contain any
opinions, warranties or representations by Landlord.   Landlord makes no
representation or warranty with respect to, and takes no responsibility for, the truth or accuracy of the information or conclusions in the reports, and the Tenant expressly agrees that it has not relied on any representations, warranties, promises or statements of Landlord. Tenant has agreed that (1) Tenant will not release, deliver or disclose the reports to any third party without Landlord's prior written consent, (2) Tenant will not rely on the reports, (3) Tenant will use the reports solely at its own risk, and (4) Tenant waives and relinquishes, and will indemnify, defend and agree to hold Landlord, and any of its agents, representatives, advisors, trustees, partners, shareholders or related entities, harmless from and against, any and all claims Tenant, or any party claiming through Tenant, may believe it may have against Landlord and Landlord's consultant arising out of (i) the delivery of the reports to Tenant, (ii) any misuse of the reports, or (iii) any inaccuracy or incompleteness of the reports.

45.      DIRECTORY BOARD

         At Landlord's cost, Landlord shall provide Tenant five lines on the Building directory board.

46.      OPTION TO RENEW

         46.1 OPTION RIGHT. Tenant shall have one (1) option to extend the Lease Term for a period of three (3) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once. Upon the proper exercise of such option to extend, and provided that, as of end of the initial Lease Term, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once, the Lease Term shall be extended for a period of three (3) years. The rights contained in this Section 46 shall be personal to Tenant and may be exercised by Tenant only (and not by any assignee, sublessee or other transferee of Tenant's interest in this Lease) and only if Tenant occupies the entire Premises at the end of the initial Lease Term.

         46.2 OPTION RENT. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the greater of (i) the initial Base Rent described in Section 1.6, and (ii) the face or stated rent, including all escalations and concessions such as free rent and tenant improvements, being quoted by Landlord for space comparable in size, location and quality to the Premises in the Building.

         46.3 EXERCISE OF OPTION. The option contained in this Section 46 shall be exercised by Tenant, if at all, only in the following manner:
         (i) Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant's notice shall deliver notice (the "Option Rent Notice") to Tenant not less than seven (7) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring six (6) months prior to the expiration of the initial Lease Term, and (B) the date occurring thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord.

47.      GUARANTEE

         Landlord's execution of this Lease is conditioned upon its receipt of a guarantee of Tenant's obligations under this Lease in the form of Exhibit F hereto, executed by Drew Levin and Laurie S. Levin. The execution of such guarantee is a material inducement to Landlord to enter into this Lease.

         IN WITNESS WHEREOF, the parties have executed, or caused this Lease to be executed by their authorized agents.

TENANT:

                          DSL ENTERTAINMENT GROUP, INC.
                          a California corporation


                          By:     /s/ HUNT BARNETT
                                  -------------------------------
                                  Authorized Signatory


                          By:     _______________________________
                                  Authorized Signatory





                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

LANDLORD:

                          TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation


                          By:     /s/ C. A. LEUTY
                                  -------------------------------
                                  Authorized Signatory


                          By:     /s/ JOEL MARKLING
                                  -------------------------------
                                  Authorized Signatory

                          TCW REALTY FUND VB,
                          a California limited partnership,
                          as tenant in common

                          By:     TCW ASSET MANAGEMENT COMPANY,
                                  a California corporation,
                                  as General Partner


                                  By:      /s/ C. A. LEUTY
                                           ---------------------------------
                                           Authorized Signatory


                                  By:      /s/ JOEL MARKLING
                                           ---------------------------------
                                           Authorized Signatory


                          By:     WESTMARK REALTY ADVISORS L.L.C.,
                                  a Delaware limited liability company,
                                  as General Partner


                                  By:      /s/ C. A. LEUTY
                                           ----------------------------------
                                           Authorized Signatory


                                  By:      /s/ JOEL MARKLING
                                           -----------------------------------
                                           Authorized Signatory

                                   EXHIBIT B

                                Wilshire Centre

                         DSL Entertainment Group, Inc.

                               TENANT WORK LETTER


         This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of "THIS LEASE" shall mean the relevant portion of Articles 1 through 47 of the Standard Form Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.


                                   SECTION 1

                     CONSTRUCTION DRAWINGS FOR THE PREMISES

         Landlord shall construct tenant improvements in the Premises (the "TENANT IMPROVEMENTS"). The Tenant Improvements shall consist of such physical improvements to the Premises as Tenant shall reasonably request, provided the Cost of Construction (as defined below) does not exceed the TI Allowance (as defined below) and subject to Landlord's standards and requirements for the Building. Tenant shall make all selections and decisions concerning the Tenant Improvements as requested by Landlord no later than two days after execution of this Lease by Tenant. After all such selections and decisions have been made, Tenant shall make no changes or modifications to the Tenant Improvements without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would directly or indirectly delay the "SUBSTANTIAL COMPLETION," as that term is defined in
Section 5.1 of this Tenant Work Letter, of the Premises or increase the cost of designing or constructing the Tenant Improvements.


                                   SECTION 2

                             OVER-ALLOWANCE AMOUNT

         2.1 Grant of Allowance. Subject to the provisions of Section 6.7 below, Landlord grants Tenant an allowance for construction of the Tenant Improvements in the amount of $19,950.00 (the "TI ALLOWANCE"). Tenant shall not be required to pay any portion of the Cost of Construction unless Tenant's acts or omissions (including, without limitation, changes or modifications to the Tenant Improvements, or defaults by Tenant in the Lease) cause the Cost of Construction to exceed the TI Allowance, in which case, Tenant shall, upon demand from Landlord, pay such increased cost to Landlord.

         2.2 Excess TI Allowance. Within fourteen days after completion of the Tenant Improvements, Landlord shall inform Tenant of the amount, if any, by which the TI Allowance exceeded the Cost of Construction of the Tenant Improvements (the difference shall be referred to as the "EXCESS TI ALLOWANCE"). If there is any Excess TI Allowance, Tenant shall be permitted to use such amount for additional tenant improvements which Tenant wishes to make to the Premises. Tenant shall inform Landlord in writing by August 31, 1995 of the manner in which Tenant wishes to apply the Excess TI Allowance (if any), such notice (the "ADDITIONAL TI NOTICE") to include all pertinent detail concerning the nature and cost of such additional tenant improvements.

         2.3 Construction of Additional Tenant Improvements. The construction of such additional tenant improvements shall be subject to the pertinent provisions of Article 7 of the Lease, and shall be done through the use of a contractor approved by Landlord. At Landlord's option, such contractor shall contract directly with Landlord. If the Cost of Construction of the additional tenant improvements requested by Tenant will exceed the amount of the Excess TI Allowance, then Tenant shall be solely responsible for such overage, and shall, upon demand from Landlord, pay the difference to Landlord or other person designated by Landlord. If Tenant does not deliver the Additional TI Notice within the period described above, then Tenant shall be deemed to have waived Tenant's right to apply the Excess TI Allowance. The Excess TI Allowance may not be used as a credit against any Rent due under the Lease or for any other purposes except as expressly stated in this paragraph.

         2.4     "Cost of Construction."   "COST OF CONSTRUCTION" shall mean
the costs and expenses incurred in connection with the construction of the Tenant Improvements and any other work required in connection therewith, including without limitation, payments made to contractors, subcontractors, materialmen and laborers performing work or supplying any goods, services, supplies or equipment in connection with the Tenant Improvements; all architectural and engineering fees and costs; fees and costs of other consultants retained in connection with the Tenant Improvements; costs of all construction materials and equipment, including but not limited to all necessary mechanical systems; fees and costs for processing and obtaining building permits, licenses, and inspection; costs of supervision of the construction, whether by third parties or by Landlord; and such other costs as customarily may be incurred in connection with the construction of the Tenant Improvements. Notwithstanding the previous sentence, the Cost of Construction shall not include the costs associated with the upgrading of the interior partition and addition of a new door for fire safety purposes.


                                   SECTION 3

                     CONTRACTOR'S WARRANTIES AND GUARANTIES

         Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Notwithstanding any estimate, projection or statement which may have been made or may be made in the future by Landlord or any contractor, representative or agent of Landlord, Landlord shall not be deemed to guarantee the Cost of Construction of the Tenant Improvements, unless Landlord shall do so in a writing signed by the persons signing this Lease on Landlord's behalf.


                                   SECTION 4

                               TENANT'S INDEMNITY

         Tenant indemnifies and holds Landlord harmless from all claims and all costs, including reasonable attorneys' fees, expenses and liabilities, except those caused by Landlord's negligence, arising or resulting from (a) any accident, injury, death, loss or damage to any person or to any property including the person and property of Tenant and its employees, agents, officers, guests, and all other persons at any time in the Building or the Premises or the common areas caused by Tenant, (b) the occupancy or use of the Premises by the Tenant, or (c) any act or omission or negligence of Tenant or any agent, licensee, or invitee of Tenant, or its contractors, employees, or any subtenant or subtenant's agents, employees, contractors, or invitees.


                                   SECTION 5

                     COMPLETION OF THE TENANT IMPROVEMENTS;
                               COMMENCEMENT DATE

         5.1 Ready for Occupancy. The Premises shall be deemed "READY FOR OCCUPANCY" upon the Substantial Completion of the Premises. For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

         5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Commencement Date shall occur as set forth in
Article 3 of the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in Article 3 of the Lease, as a direct, indirect, partial, or total result of:


                 5.2.1 Tenant's failure to timely approve any matter requiring Tenant's approval;

                 5.2.2 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

                 5.2.3  Tenant's request for changes in the Tenant
Improvements;

                 5.2.4 Changes in any of the Tenant Improvements because the same do not comply with applicable laws;

                 5.2.5 Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord's standard improvement package items for the Building;

                 5.2.6 Changes to the base, shell and core work of the Building in connection with the Tenant Improvements; or

                 5.2.7 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.


                                   SECTION 6

                                 MISCELLANEOUS

         6.1 Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant to occupy the Premises beginning on May 13, 1995 although the Tenant Improvements may not yet have been completed as of such date, provided however:
(a) Tenant acknowledges and agrees that the provisions of Section 4 hereof and all provisions of the Lease shall apply to Tenant's use of the Premises during any period prior to the Commencement Date, except that Base Rent shall not accrue prior to the Commencement Date, (b) Tenant shall strictly comply with all requirements of Landlord and Contractor concerning Tenant's use of the Premises before Substantial Completion of the Tenant Improvements, and (c) Tenant acknowledges and agrees that in addition to all other Construction Costs in connection with the Tenant Improvements, the Construction Costs shall also include any additional costs incurred by Landlord by reason of Tenant's use of the Premises before Substantial Completion of the Tenant Improvements (which additional costs are not included in any previous estimates given to Tenant by

Landlord or others). Tenant further acknowledges that the Substantial Completion of the Tenant Improvements may be delayed by reason of Tenant's occupancy and use of the Premises prior to Substantial Completion.

         6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

         6.3 Tenant's Representative. Tenant has designated Drew Levin as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

         6.4 Landlord's Representative. Landlord has designated Bill Bessolo as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

         6.5 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the master labor agreements existing between trade unions and the Southern California Chapter of the Associated General Contractors of America.

         6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

         6.7 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in
Article 24 of the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

                                   EXHIBIT C

                           NOTICE OF LEASE TERM DATES


To:    DSL Entertainment Group, Inc.
       12300 Wilshire Blvd., Suite 400
       Los Angeles, California 90025


Re: Office Lease dated April 25, 1995 between TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation, and TCW REALTY FUND VB, a California limited partnership, as tenants in common (collectively, "LANDLORD"), and DSL ENTERTAINMENT GROUP, INC. ("TENANT") concerning Suite 400 of the office building located at 12300 Wilshire Boulevard, Los Angeles, California.


Gentlemen:

       In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1. The Premises are substantially completed, and the Term shall commence on or has commenced on _______ __, 1995, for a term of thirty-six months ending on __________________.

2.     Rent commenced to accrue on ____________________, in the amount of
       ___________________.

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4. Your rent checks should be made payable to ___________________ _______________________ at___________________________________.

5. The exact number of rentable square feet within the Premises is _________ square feet.

6. Tenant's Proportionate Share as adjusted based upon the exact number of rentable square feet within the Premises is _________%.

LANDLORD:

                        TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation


                        By:     /s/ C. A. LEUTY
                               --------------------------------
                                Authorized Signatory


                        By:     /s/ JOEL MARKLING
                                -------------------------------
                                Authorized Signatory

                        TCW REALTY FUND VB,
                        a California limited partnership,
                        as tenant in common

                        By:     TCW ASSET MANAGEMENT COMPANY,
                                a California corporation,
                                as General Partner


                                By:      /s/ C. A. LEUTY
                                         ---------------------------------
                                         Authorized Signatory


                                By:      /s/ JOEL MARKLING
                                         ---------------------------------
                                         Authorized Signatory


                        By:     WESTMARK REALTY ADVISORS L.L.C.,
                                a Delaware limited liability company,
                                as General Partner


                                By:      /s/ C. A. LEUTY
                                         -----------------------------
                                         Authorized Signatory


                                By:      /s/ JOEL MARKLING
                                         ------------------------------
                                         Authorized Signatory

Agreed and Accepted as of _____________________, 1995


TENANT:

                        DSL ENTERTAINMENT GROUP, INC.
                        a California corporation


                        By:     /s/ HUNT BARNETT
                                -------------------------------
                                Authorized Signatory


                        By:     _______________________________
                                Authorized Signatory

                                   EXHIBIT D


                             RULES AND REGULATIONS


       Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.

       1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

       2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

       3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the greater Los Angeles area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

       4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. No service deliveries (other than messenger services) will be allowed between hours of 4:00 p.m. to 6:00 p.m., Monday through Friday. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

       5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such specific elevator as shall be designated by Landlord.

       6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

       7. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent the same.

       8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

       9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord's prior written consent.

       10. Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

       11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid or material.

       12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

       13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

       14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, bicycles or other vehicles.

       15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

       16. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

       17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

       18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any common areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

       19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.

       20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Building without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

       21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

       22. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

       23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building common areas.

       24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

       25. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to Landlord.

       Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

                                   EXHIBIT F

                               GUARANTEE OF LEASE



       1. Guarantee. Drew Levin and his wife, Laurie S. Levin (collectively, "Guarantor"), whose address is 101 S. Rockingham, Los Angeles, CA 90049, and whose respective social security numbers are 101564-28-2183 and ###-##-####, as a material inducement to and in consideration of TCW REALTY FUND VA (CALIFORNIA) HOLDING COMPANY, a California corporation, and TCW REALTY FUND VB, a California limited partnership, as tenants in common (collectively, "LANDLORD"), entering into that certain lease (the "LEASE") dated as of April 25, 1995, with DSL Entertainment Group, Inc., a California corporation, as Tenant, concerning office space located at Suite 400, 12300 Wilshire Boulevard, Los Angeles, California, hereby unconditionally, irrevocably, absolutely and jointly and severally, guarantees and promises to and for the benefit of Landlord that Tenant shall perform all of its covenants under the Lease, including but not limited to the payment of rent and all other sums now or hereafter becoming due or payable under the Lease.

       2. Standard Provisions. A separate action may be brought or prosecuted against any Guarantor whether or not the action is brought or prosecuted against any other Guarantor or Tenant. If Tenant defaults under the Lease, Landlord may proceed immediately against Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant, or both, any rights that it has under the Lease or against Guarantor pursuant to this Guarantee. If the Lease terminates, Landlord may enforce any remaining rights thereunder against Guarantor without giving previous notice to Tenant or Guarantor, and without making any demand on either of them. This Guarantee shall not be affected by Landlord's failure or delay to enforce any of its rights hereunder or under the Lease. Guarantor hereby waives notice of or the giving of its consent to any amendments which may hereafter be made to the terms of the Lease, and this Guarantee shall guarantee the performance of the Lease as amended, or as the same may be assigned from time to time. Guarantor waives the right to require Landlord to (i) proceed against Tenant; (ii) proceed against or exhaust any security that Landlord holds from Tenant; or (iii) pursue any remedy in Landlord's power. Until all of Tenant's obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Guarantor waives its right to enforce any remedies that Landlord now has, or later may have, against Tenant. Guarantor waives any right to participate in any security now or later held by Landlord. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guarantee, and waives all notices of existence, creation, or incurring of new or additional obligations from Tenant to Landlord. Without limiting the generality of the preceding waivers, Guarantor hereby expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2845, 2849 and 2850. Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise. If Landlord disposes of its interest in the Lease, "Landlord," as used in this Guarantee, shall mean Landlord's successors in interest and assigns. At any time, upon five days written notice from Landlord, Guarantor shall affirm in writing that this Guarantee has not been modified or cancelled and remains in full force and effect (or if there have been any modifications, attaching copies of the documents constituting or evidencing such modifications, and stating that this

Guarantee is in full force and effect as so modified). If Landlord is required to enforce Guarantor's obligations by legal proceedings, Guarantor shall pay to Landlord all costs incurred by Landlord (collectively, "Landlord's Fees and Costs"), including, without limitation, Landlord's reasonable attorneys' fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed, or in enforcing this Guarantee against the undersigned, individually and jointly. This Guarantee will continue unchanged by any bankruptcy, reorganization, receivership or insolvency of the Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee of Tenant. Guarantor's obligations under this Guarantee may not be assigned and shall be binding upon Guarantor's heirs and successors. Guarantor hereby agrees that Guarantor's liability under this Guarantee is a guarantee of payment and a guarantee of performance of Tenant's obligations under the Lease, and not a guarantee of collectibility, and such liability is not conditioned or contingent upon the genuineness, validity, regularity or present or future enforceability of the Lease. This Guarantee may not be modified, nor may any rights of Landlord be waived except in a writing signed by Guarantor and Landlord. This Guarantee embodies the entire agreement between Guarantor and Landlord with respect to the matters set forth herein, and no prior or contemporaneous agreement, understanding, inducement, promise, representation or warranty, oral or written, concerning the subject matter hereof shall be binding upon Guarantor or Landlord unless expressed herein. This Guarantee shall be governed by the laws of, and may be enforced in the courts of, the State of California.

       3. Limitations on Guarantor's Liability. Guarantor's liability under this Guarantee shall be reduced on the first, second and third anniversaries of the Commencement Date of the Lease (as defined in the Lease) provided that: (a) there is then (as of the date of such respective reduction) no Event of Default (as defined in Article 24 of the Lease), (b) Guarantor is not then in default of this Guarantee, and (c) there are no conditions or events which, with the passage of time and/or the giving of notice by Landlord or others, would result in an Event of Default, or would render Guarantor in default of this Guarantee. If conditions (a) through (c) are each satisfied, then, subject to the last sentence of this paragraph, the maximum liability of Guarantor shall be reduced as follows: (a) on the first anniversary, the maximum liability of Guarantor under this Guarantee shall be $85,000, (b) on the second anniversary, the maximum liability of Guarantor under this Guarantee shall be $65,000, and (c) on the third anniversary, the maximum liability of Guarantor under this Guarantee shall be $45,000. If any of conditions (a) through (c) are not satisfied on any respective anniversary date, then this Guarantee shall remain in full force and effect without any further reduction in the maximum liability of Guarantor. There shall be no additional reductions of Guarantor's liability under this Guarantee whether or not Tenant properly exercises the option to renew contained in Section 46 of the Lease. Notwithstanding the limitations on Guarantor's liability contained in this paragraph, in addition to the respective maximum liability of Guarantor under this paragraph, Guarantor shall at all times remain liable for Landlord's Fees and Costs.


                         [SIGNATURES ON FOLLOWING PAGE]

THE UNDERSIGNED GUARANTOR HEREBY ACKNOWLEDGES THAT IT WAS AFFORDED THE OPPORTUNITY TO CAREFULLY READ THIS DOCUMENT AND ALL OTHER DOCUMENTS REFERRED TO HEREIN AND TO REVIEW THEM WITH AN ATTORNEY OF ITS CHOICE BEFORE SIGNING THIS DOCUMENT. THE UNDERSIGNED GUARANTOR FURTHER ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.


                                            Guarantor:


Dated: May 9, 1995                          /s/ DREW LEVIN
                                            -----------------------
                                            Drew Levin



Dated: _________ __, 1995                   ______________________
                                            Laurie S. Levin